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                                                                  EXHIBIT 10.18

                             CREATIVE ARTISTS AGENCY

                           LITERARY AND TALENT AGENCY

                             9830 WILSHIRE BOULEVARD
                      BEVERLY HILLS, CALIFORNIA 90212-1825
                TELEPHONE: 310-288-4545 O FACSIMILE: 310-288-4800

VIA FACSIMILE AND U.S. MAIL

April 24, 2000

Michael Gerber
Victory Entertainment
1000 Universal Studios Plaza
Building 22A

Orlando, FL  32819

Re: Victory Entertainment -- "Vamps" -- Creative Artists Agency Representation Commission

Dear Michael:

The following will confirm the agreement between Victory Entertainment Corp. ("Producer") and Creative Artists Agency ("Agency") with regard to Agency's representation commission on the above-referenced television project.

With regard to a network prime time series, network non-prime time series, network movie or network special (other than for late night), Agency will receive a commission of 6% of the gross network license fee paid for the initial network telecast and one network repeat of each such project. To the extent necessary to accommodate any deficits incurred by virtue of the fact that the negative cost of such a project exceeds its network license fee, Agency will defer up to 3% of its 6% commission on a film program (up to 1% on a tape program and on any special project), which deferred amount is recoupable from 50% of 100% of actual net profits derived from the project and all elements thereof, from all sources and in all media. Agency will also receive a commission of 10% of 100% of adjusted gross monies received from exploitation of the project and all elements thereof, from all sources and in all media.

With regard to a project produced for first run other than on network prime time or network non-prime time and with regard to a project produced for network late night, Agency will receive a commission of 6% of the budget of said project (which as to a series shall be the

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budget of each series episode (inclusive, but not by way of limitation, of all salaries, fees, bonuses, add-ons and breakage). To the extent necessary to accommodate any deficits incurred by virtue of the fact that the budget of the project exceeds gross compensation received therefor, Agency will defer up to 3% of its 6% commission on said project (1% on any late night or special project), which deferred amount is recoupable from 50% of 100% of actual net profits derived from the project and all elements thereof, from all sources and in all media. To the extent that the gross compensation received with respect to the project exceeds the budget for said project, Agency will receive a commission of 10% of 100% of said gross compensation in excess of the project budget received from exploitation of the project and all elements thereof, from all sources and in all media.

In ascertaining whether there are any deficits for the purpose of computing Agency's deferment and Agency's back end participation, the negative cost of a project shall be the actual, direct, out-of-pocket cost incurred in its production, with Producer's combined production fee and overhead charge being limited to a total of no more than 5% of the negative cost.

For purposes of this agreement, a series project shall be deemed to include any pilot program, but only if such pilot program is telecast as a series episode, or produced as a television motion picture, mini-series, variety program or other special.

In addition, it is understood that any remake, sequel or episodic spin-off project based upon or derived from the project hereunder shall be represented by Agency, and that Agency shall be entitled to the above-described representation commission in connection with all such programming (including each episode of any such series spin-off).

Please contact me immediately if the above is in any way inconsistent with your understanding of the agreement. Otherwise, this letter shall constitute a firm and binding agreement until such time, if any, as a more formal document is executed by all parties.

Please execute the enclosed copy of this letter, and return it to me as soon as possible.

Best personal regards.

Sincerely,

CREATIVE ARTISTS AGENCY

Gregory M. Pulis

ACCEPTED AND AGREED TO:

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Victory Entertainment

By: _________________________
    Michael Gerber, President